Exhibit 23(b)

CONSENT OF RYLEY CARLOCK & APPLEWHITE

We hereby consent to the reference to us under the captions “Description of the First Mortgage Bonds - Security - Lien of the Mortgage Indenture” and “Legal Opinions” in the prospectus constituting a part of the Registration Statement on Form S-3 of Public Service Company of Colorado filed with the Securities and Exchange Commission on the date hereof.  In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ RYLEY CARLOCK & APPLEWHITE

Denver, Colorado
March 19, 2007